EXHIBIT 10.17
Severance Benefits for Executive Officers (as of February 14, 2008)
     Ultra Clean Holdings, Inc. (together with its subsidiary Ultra Clean Technology Systems and Service, Inc., hereafter referred to as “Ultra Clean” or “the Company”) hereby offers the severance benefits set forth below to specified Company executives upon certain events of termination of their employment. This severance policy may be amended or terminated by the Company at any time, except that following a Change of Control (as defined in the Company’s Stock Incentive Plan), the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.
     Eligible Executives. Executives may be eligible to receive severance benefits if (a) they are employed in the positions of Senior Vice President of Engineering, Senior Vice President of Sales, Chief Financial Officer, or Chief Technology Officer, so long as such position is considered an “executive officer” position of the Company, and (b) they are notified in writing by the Director of Human Resources that they are eligible to receive severance benefits pursuant to the terms and conditions of this policy.
     Involuntary Termination. An eligible executive qualifies for severance benefits pursuant to this policy if Ultra Clean terminates his or her employment without Cause (as defined below) and the executive signs and lets become effective a release of claims that he or she may hold against Ultra Clean, its affiliated entities and the directors, officers, employees, representatives and agents of Ultra Clean and its affiliated entities in a form acceptable to Ultra Clean. Executives who might otherwise be eligible for severance benefits pursuant to this policy shall not qualify for benefits if they resign their employment or are discharged for cause. For the purpose of this policy, “Cause” shall exist if (a) the executive is convicted of, or pleads guilty or no contest to, a criminal offense; (b) the executive engages in any act of fraud or dishonesty; (c) the executive breaches any agreement with Ultra Clean; (d) the executive commits any material violation of Ultra Clean policy; or (e) the executive fails to rectify deficiencies in his or her job performance within 90 days of being notified of the need to do so by the Company. Nothing in this policy changes the at-will nature of employment of each eligible executive.
     Severance Benefits. An eligible executive who qualifies for severance benefits pursuant to this policy shall receive the following severance benefits:

Bonus and Incentive Compensation
Base Salary Multiple	Multiple	Payment of COBRA Costs
75% of the executive’s then-current annual base salary	50% of the executive’s average annual cash bonus and cash incentive compensation as determined by the Company over the prior three years (i.e. [(Year 1 + Year 2 + Year 3) / 3] x 0.5)	9 months

     Payment of Benefits. The foregoing severance payments (other than the COBRA costs) shall be paid in a lump sum to the executive in cash as soon as administratively practicable after the termination date, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the executive in which the termination date occurs. The COBRA costs shall be paid as incurred (by subsidizing or reimbursing the premium payments) but shall end if, prior to the end of the period of time set forth above, the executive commences alternative employment and becomes eligible for group medical coverage.
     Section 409A. The payments and benefits under this policy are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this policy, notwithstanding any other provision of this policy to the contrary, if an eligible executive is a “specified employee” within the meaning of Section 409A on the date of termination of employment, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this policy during the six-month period immediately following the termination date shall instead be paid on the first business day after the date that is six months following the termination date.
     Miscellaneous. This policy shall be governed by and construed in accordance with the laws of the state of California, without reference to principles of conflict of laws. All amounts due hereunder shall be subject to applicable tax withholding. The severance benefits paid under this policy shall be in lieu of any severance benefits under any other Company plans, programs, policies, agreements or practices and shall be reduced by any severance or notice period required by any applicable federal, state or local law (including without limitation the WARN Act) in connection with any termination of an executive’s employment. To the extent required by law, the Company shall furnish to participants a summary plan description containing additional information. This policy shall be assumed by any successors or assigns of the Company.